Exhibit 10.30

Panther Expedited Services, Inc.

Cash Incentive Plan

January 7, 2010

The following sets forth terms of the Cash Incentive Plan for specified members of management and directors of Panther Expedited Services, Inc. and its subsidiaries.

Plan:	The Cash Incentive Plan shall be referred to as the Panther Cash Incentive Plan (“CIP”).

Eligibility:	Certain members of management and of the Board shall be eligible to participate in the CIP. The Board shall award interests in the CIP to members of management and directors who the Board considers to be in a position to enhance the success of Panther Expedited Services, Inc. (the “Company”).

Interests:	The interests in the CIP shall be referred to as “Units” and each grant of Units shall be evidenced by a certificate, in the form attached as Exhibit A hereto, executed by the Company. Up to [1,000,000] Units may be issued under the CIP (such maximum amount of Units being the “Maximum Unit Amount”).

Each holder of Units shall be referred to as a “Unitholder”. A Unitholder who is a member of management shall be referred to as a “Management Unitholder”. A Unitholder who is a member of the Board or the board of directors of any subsidiary of the Company (and not a member of management) shall be referred to as a “Board Unitholder”.

Vesting:	Unless otherwise determined by the Board, the Units granted to each Unitholder will be subject to vesting and shall only vest upon a Liquidity Event (as defined below). Vested Units shall be settled as provided under “Payment” below.

Notwithstanding the foregoing, vesting for any Units may be accelerated at any time in the discretion of the Board.

The amount of a Unitholder’s Units that are vested and outstanding on any given date divided by the Maximum Unit Amount shall hereinafter be referred to as such Unitholder’s “Vested Percentage” as of such date.

Payment:	Upon the occurrence of a Liquidity Event, subject to the other limitations set forth herein, each Unitholder shall have the right to receive from the Company (or its designee) a cash payment (each a “Payment”) in the following amounts:

- An amount equal to (x) the lesser of (i) all Net Proceeds and (ii) $2 million (provided that in no event shall (x) be less than $0), multiplied by (y) the Vested Percentage for such Unitholder; plus

- An amount equal to (x) the lesser of (i) all Net Proceeds minus $20 million and (ii) 0.5 times the Invested Capital minus $20 million (provided that in no event shall (x) be less than $0), multiplied by (y) 0.1, multiplied by (z) the Vested Percentage for such Unitholder; plus

- An amount equal to (x) the lesser of (i) all Net Proceeds minus 0.5 times the Invested Capital, and (ii) 0.75 times the Invested Capital (provided that in no event shall (x) be less than $0), if any, multiplied by (y) 0.125, multiplied by (z) the Vested Percentage for such Unitholder; plus

- An amount equal to (x) the lesser of (i) all Net Proceeds minus 1.25 times the Invested Capital, and (ii) 0.5 times the Invested Capital (provided that in no event shall (x) be less than $0), if any, multiplied by (y) 0. 15, multiplied by (z) the Vested Percentage for such Unitholder; plus

- An amount equal to (x) all Net Proceeds in excess of 1 .75 times the Invested Capital, if any, multiplied by (y) 0.20, multiplied by (z) the Vested Percentage for such Unitholder.

The Payment shall be made as soon as reasonably practicable following the Liquidity Event, but in no event will the Payment be made later than March 15th of the calendar year following the year in which such Liquidity Event occurs. In order to receive a Payment, (a) a Management Unitholder must remain continuously employed by the Company and (b) a Board Unitholder must remain in continuous service as a Board member, in each case, on the date of payment hereunder.

In the event that Net Proceeds includes non-cash consideration, the Board may decide, in its sole discretion, to pay a percentage of any Payment due to a Unitholder in the form of such non-cash consideration, provided that the payment of such non-cash consideration to a Unitholder does not violate any applicable laws and regulations, including federal and state securities laws and regulations, and provided that any such non-cash method of payment does not result in an impermissible deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

In the event that prior to the occurrence of a Liquidity Event and prior to January 7, 2020, there is an initial public offering of the common equity of the Company on a Registration Statement on Form S-1 (or any successor form), all Units then outstanding shall immediately terminate and shall immediately be converted into common stock or a comparable equity security which, in the judgment of the Board, shall be of equal value as determined by the Board, subject to any lock-up mandated by the underwriters (but not less than 180 days), if applicable. Such shares will be subject to certain resale restrictions, including (i) restrictions mandated by applicable securities laws and (ii) a limit on the number of shares each Unitholder may resell, regardless of employment status, to a percentage of the total number of shares of the Company held by such Unitholder as a result of his participation in the CIP equal to the percentage of shares of the Company resold by Fenway Partners, Inc. and their affiliates as of any given date. A Unitholder shall be required to remit to the Company the amount necessary to satisfy all applicable federal, state and local taxes required by applicable law to be withheld with respect to any common stock or other equity securities so delivered hereunder. The Board, in its discretion, shall be entitled to withhold from the common stock or other equity securities that would otherwise be delivered hereunder a number of shares or other securities having a fair market value sufficient to satisfy the minimum statutory amount of any withholding obligations.

In the event there is a merger or similar transaction in which the Company is not the surviving entity and which does not constitute a Liquidity Event, the Board shall, in its sole discretion, (i) accelerate all payment obligations with respect to all Units then outstanding under the CIP and thereafter terminate the CIP, (ii) have such surviving or acquiring entity assume all obligations under the CIP or (iii) provide replacement benefits, which, in the judgment of the Board, satisfy the requirements of Section 409A of the Code and are substantially equivalent to the Units awarded under the CIP; provided, however, that any such replacement benefits will be payable only upon the occurrence of a Liquidity Event or at a time and in a form that otherwise satisfies the requirements of Section 409A of the Code applicable to deferred compensation.

The amounts payable under the CIP (or upon conversion of the Units as provided in the paragraph above) are intended to be exempt from the requirements of Section 409A of the Code applicable to deferred compensation.

Key Definitions:	“Board” shall mean the Board of Directors of the Company or the comparable governing board of any successor to the Company.

“Equity Investors” shall mean a holder of the preferred stock or common stock of the Company as of January 7, 2010.

“Liquidity Event” shall mean a transaction or series of transactions in which the Equity Investors have received Net Proceeds involving (a) a sale of all or substantially all of the assets of the Company (an “Asset Sale”); (b) a sale of all of the common stock of the Company, including by way of merger (a “Stock Sale”); or (c) a recapitalization of the Company with a redemption, dividend or other distribution (other than a tax distribution) to the holders of the preferred stock or common stock of the Company.

“Net Proceeds” shall mean all proceeds received by the Equity Investors from a Liquidity Event, net of (a) all purchase price adjustments, transaction expenses, fees and costs (including without limitation payments made pursuant to the CIP), (b) any payments made to any Equity Investors as a result of such Equity Investors holding any of the 14.0% Senior Subordinated Notes dated January 11 , 2006 issued by a subsidiary of the Company and/or any senior debt issued by the Company or any of its subsidiaries, and (c) $62,850,000; provided, however, that notwithstanding anything to the contrary contained herein, in the event that the Company and its subsidiaries, or any future parent thereof, issues any additional debt, debt-based securities, equity or equity-based securities (“Additional Issuances”) after January 7, 2010 in connection with (i) any additional capital contributions to the Company, (ii) any new debt issuances by the Company or its subsidiaries, or (iii) any direct or indirect acquisition by the Company or its subsidiaries of any business enterprise (whether by merger, consolidation, share exchange, sale or acquisition of stock or assets or similar transaction), “Net Proceeds” shall mean all proceeds received by the Investors from a Liquidity Event, net of (i) all purchase price adjustments, transaction expenses, fees and costs (including without limitation payments made pursuant to the CIP), (ii) any payments made to any Equity Investors as a result of such Equity Investors holding any of the 14.0% Senior Subordinated Notes dated January 11, 2006 issued by a subsidiary of the Company and/or any senior debt issued by the Company or any of its subsidiaries, (iii) $62,850,000, (iv) the value of all such Additional Issuances as of the date of issuance and (v) any accrued interest or dividend on such Additional Issuances (collectively, (i), (ii), (iii), (iv) and (v) being, the “Invested Capital”). Any non-cash consideration received by the Equity Investors from a Liquidity Event shall be valued in good faith by the Board.

Multiple Liquidity Events:	In the event that after the occurrence of one Liquidity Event, a subsequent Liquidity Event occurs while the Equity Investors continue to hold outstanding preferred or common stock of the Company or any future parent representing a majority of the economic and voting interests in the Company, the Net Proceeds used in calculating the amount payable under the CIP upon such subsequent Liquidity Event shall be determined by first adding the Net Proceeds from all prior Liquidity Events to the Net Proceeds of the subsequent Liquidity Event to calculate the Payment as set forth above, and second subtracting from the amount of such Payment the value of all Payments previously distributed under the CIP.

Termination:	The CIP shall immediately and automatically terminate without any payment due to Unitholders in the event (i) any Liquidity Event occurs, if following such event the Equity Investors hold outstanding common stock in the Company or any future parent representing, directly or indirectly, less than a majority of the economic and voting interests in the Company, or (ii) the Company or any future parent is dissolved, becomes insolvent or files a petition for bankruptcy (or has such a petition filed against it).

In the event a Management Unitholder ceases to be employed by the Company or any of its subsidiaries for any reason, such Management Unitholder’s Units shall automatically expire and terminate upon such termination of employment without any payment due to such Management Unitholder.

In the event a Board Unitholder ceases to serve on the Board for any reason, such Board Unitholder’s Units shall automatically expire and terminate upon such termination of service without any payment due to such Board Unitholder.

Conditions:	In order to receive any Payment under the CIP, each Unitholder may be requested by the Board to execute a release indicating such Unitholder’s acknowledgement and agreement that the calculation of such Payment is correct and complete and that such Unitholder is not entitled to any further amounts under the CIP with respect to such Liquidity Event. If and to the extent any Unitholder refuses to deliver such release, the Board may, at its option and in its sole discretion, cancel the outstanding Units of such refusing Unitholder.

Administration:	The CIP shall be administered by the Board or, if applicable, its successors. The Board shall have the authority to (a) determine the terms and conditions of each award of Units; (b) prescribe the form or forms of any instruments evidencing awards and any other instruments required under the CIP and to change such forms from time to time; (c) adopt, amend and rescind provisions of the CIP, including without limitation by increasing the Maximum Unit Amount; and (d) interpret the CIP and any award granted under the CIP and to decide any questions and settle all controversies and disputes that may arise in connection with the CIP or any award granted thereunder. Such determinations of the Board shall be conclusive and shall bind all Unitholders, Any amendments to the CIP adopted by the Board shall apply to any outstanding Units as well as to future grants of Units. The Board shall also have the authority to terminate the Plan.

The Company shall have the power and right to deduct or withhold automatically from any amount deliverable under the CIP or require a Unitholder to remit to the Company, the amount necessary to satisfy all applicable federal, state and local taxes, required by law to be withheld with respect to any taxable event arising as a result of the CIP.

EXHIBIT A

PANTHER EXPEDITED SERVICES, INC.

CASH INCENTIVE PLAN

FORM OF UNIT GRANT CERTIFICATE

Dated:

Amount of Units:

Subject to all of the terms and conditions set forth in the Panther Expedited Services, Inc. Cash Incentive Plan (as such may be amended from time to time, the “Plan”),                      (the “Participant”) is hereby granted the number of Units (as defined in the Plan) set forth above.

This certificate and the Units granted to the Participant hereunder will expire at such time as set forth in the Plan. Upon such expiration, the Units represented by this certificate will no longer be outstanding.

Panther Expedited Services, Inc.

By:
Name:
Title:

By countersigning this certificate, the Participant acknowledges receipt of the Plan and accepts and agrees to the terms set forth therein as applicable to the Units granted to the undersigned hereunder.

Accepted and Agreed:

By:
Name: